August 8, 2001

TO:       John H. Forsgren

FROM:     Michael G. Morris /s/ Mike

SUBJECT:  Supplemental and Enhanced Retirement Benefit

This memorandum is intended to confer upon you supplemental and enhanced retirement benefits in recognition of your past and expected future contributions to the success of the Northeast Utilities (NU) system. It supersedes the terms set forth in a memorandum dated April 14, 1999, to which you agreed on May 10, 1999, and supplements the terms of your Employment Agreement, dated as of February 25, 1997, as amended.

In addition to the retirement benefits you would otherwise be entitled upon retirement from the employ of Northeast Utilities Service Company (NUSCO) or a successor affiliate within the NU system (the Employer), under the NUSCO retirement plan and under the existing SERP, you will be entitled to two additional benefits that will be payable by the Employer:

(1) For the first ten years of your employment by the Employer, you will accrue retirement benefits under the NUSCO retirement plan and the SERP at the rate of two years of Credited Service (as defined by the NUSCO retirement plan) for each one year of actual service, and the Employer will pay you after your retirement from the Employer a supplemental, non-qualified benefit reflecting the difference between the amount determined in accordance with this enhanced Credited Service and the amounts that you will be entitled under the NUSCO retirement plan and the SERP. This payment will be made monthly until your death, without limit of time. This benefit will not survive your death or be available in part to a surviving spouse, except that you may elect to receive it in one of the forms of payment available from the NUSCO retirement plan that reduces your monthly payment in order to provide for survivor benefits.

(2) In addition to your benefits under the NUSCO retirement plan and the SERP, and the supplemental benefit attributable to enhanced Credited Service described in paragraph (1) above, the Employer will pay you after your retirement from the Employer an additional supplemental, non-qualified benefit, on a monthly basis for the fifteen years after your retirement begins, an amount equal to 25 percent of FAC, as defined below, reduced by four percentage points for each year that your age is less than 65 years at the time of your retirement from the Employer. As used in this paragraph, "FAC" means your monthly Final Average Compensation, as defined in the SERP, but limited to 170 percent of the monthly average of your high consecutive 36 months of base compensation. This benefit will not survive your death or be available in part to a surviving spouse.

In addition, if you remain employed with the Employer until you attain age 58, (age 55 in the event that you execute the Release required by Section 5.4(b) of your Employment Agreement following a Termination upon a Change of Control as defined in Section 6.1(f) thereof), (a) you will be vested in and eligible to receive upon your voluntary termination thereafter, notwithstanding Section 5.5 of your Employment Agreement, a Target Benefit in accordance with the terms of the Northeast Utilities Supplemental Executive Retirement Plan (the Supplemental Plan) notwithstanding that you had not attained age 60, (b) such Target Benefit will not be reduced to reflect commencement prior to age 65 as otherwise would be required under
Section V(a) of the Supplemental Plan or Section 6.4(a) of your Employment Agreement, and (c) assuming that Section 6.4(a) of your Employment Agreement does not apply to such termination, three (3) years will be added to your age and service for purposes of such Target Benefit.

Please sign all three copies of this memorandum to acknowledge these supplemental and enhanced retirement benefits. Keep one for yourself and return two to me.

Acknowledged:

/s/ John H. Forsgren                    Date: 8-08-01
John H. Forsgren